UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Priority Healthcare Corporation

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This filing consists of (1) a memorandum sent by Steve Cosler, President and Chief Executive Officer of Priority Healthcare Corporation (the “Company”), to the Company Leadership Team on July 21, 2005, (2) a memorandum sent by Steve Cosler to all Company employees on July 22, 2005, and (3) an Employee FAQ distributed to Company employees on July 22, 2005, all relating to the Agreement and Plan of Merger, dated July 21, 2005, by and among Express Scripts, Inc., Pony Acquisition Corporation, and the Company.

MEMORANDUM

To:	Priority Healthcare Leadership Team

From:	Steve Cosler

Date:	July 21, 2005

Subject:	Priority Healthcare and Express Scripts Announcement

In conjunction with the leadership meeting at which this is being distributed, this memo serves to inform you that this evening we are announcing the signing of a definitive agreement under which Express Scripts, Inc. will acquire Priority Healthcare Corporation. This agreement comes after a period of discussions during which the board and executive officers of Priority have concluded that this transaction is in the best interests of our shareholders, customers, and employees. My remarks in our call this evening will provide you with further background and explanation. The following is intended to outline the critical leadership role that I’m confident each of you will play in the next phase of this process.

Internal Communication:

As leaders of the company, it will be your responsibility to assist with the communication of this news to our employees. We have assembled information and tools that will assist you with those communications. Most importantly, however, we will rely on your professionalism and leadership to provide encouragement to the entire team and to ensure a successful and smooth transition process during the months ahead.

The official announcement of the signing of the agreement began with a press release that was issued earlier this evening. That press release will be distributed via email internally, along with the attached memo from me to all employees and an invitation to listen to a recorded message from me about this transaction. We will also distribute the attached Frequently Asked Questions (FAQ’s) document, which will be available on www.myPHC.com. This will be the definitive source for company-wide communication throughout this process.

External Communication:

Most of you and your teams work closely with customers and/or suppliers and will be on the front line of communicating this news and answering their questions. The most important message you can offer is that nothing has changed in our relationship with them and that we will continue to approach all of our activities as business as usual. We have established communication plans with our key customers, suppliers, and partners and will begin implementing those plans tomorrow. Included among those plans are:

•	Phone calls from executives or key contacts for our largest and most strategic customers and partners.

•	A letter announcing the agreement with Express Scripts, delivered via email, fax, or mail.

•	Face-to-face meetings as appropriate with key constituents.

Ongoing communication by all of us will be critical to providing comfort and confidence for our customers, suppliers and partners. Each of us shares in that responsibility and I will assist in any way I can. Please escalate any issues that you encounter in your discussions.

Questions:

During the waiting period between signing and closing you will undoubtedly get many questions from your team members. There will inevitably be some frustration with not having clear answers, especially early on in the process. It will be very important for you to manage this appropriately. As you receive questions that you can’t answer, please discuss them with your manager and, if appropriate, pass them along to Cynthia Primm so that they can be considered for adding to the FAQ section on myPHC.com.

Where to Find Additional Information

Priority plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its shareholders a Proxy Statement in connection with the proposed transaction. Investors are urged to carefully read the Proxy Statement and any other relevant documents filed with the SEC when they become available, because they will contain important information about Priority and the proposed merger. The Proxy Statement will be mailed to the shareholders of Priority prior to the shareholder meeting. In addition, investors and security holders will be able to obtain free copies of the Proxy Statement, when it becomes available, and other documents filed by Priority with the SEC, at the Web site maintained by the SEC at www.sec.gov. These documents may also be accessed and downloaded for free from Priority’s Web site at www.priorityhealthcare.com, or copies may be obtained, without charge, by directing a request to Chief Financial Officer, Priority Healthcare Corporation, 250 Technology Park, Lake Mary, Florida 32746, (407) 804-6700.

Participants in the Solicitation

Priority and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Priority in connection with the proposed transaction. Information regarding Priority’s directors and executive officers is contained in Priority’s proxy statement relating to its 2005 annual meeting of shareholders, which was filed with the SEC on April 8, 2005. Additional information regarding the interests of participants in the solicitation will be set forth in the Proxy Statement filed with the SEC in connection with the proposed transaction.

MEMORANDUM

To:	All Priority Healthcare Employees

From:	Steve Cosler

Date:	July 22, 2005

Subject:	Priority Healthcare and Express Scripts

Last night after the stock markets closed we announced the signing of a definitive agreement under which the board of directors and management of Priority Healthcare have agreed to an acquisition of the company by Express Scripts, Inc.

In some ways this was a difficult decision; in others it was very easy. Express Scripts is one of the leading Pharmacy Benefit Managers (PBM’s) in the industry, with outstanding management, a strong record of consistent growth, and a clear strategic vision for the future. Express Scripts sees in Priority a valuable addition to its growing specialty pharmacy business (expanded last year through Express Scripts’ acquisition of Orlando-based CuraScript Pharmacy, Inc.), and a strategic broadening of its pharmaceutical distribution capabilities.

I am personally excited about the opportunities created by this combination of two excellent companies. We have prided ourselves on our quality of service to the “4 P’s” – Patients, Physicians, Payors, and Pharmaceutical Manufacturers. Express Scripts shares that commitment and, in fact, strengthens our ability to provide this critical service to the specialty pharmacy supply chain.

This announcement will generate many questions – some strategic, some practical, and many personal. To help provide as many answers as possible, we are providing an initial set of anticipated Frequently Asked Questions (FAQ’s) to each of you. These FAQ’s will also be available on www.myPHC.com.

A few practical considerations about the acquisition:

•	Although this announcement is being made today, the actual closing of the acquisition is not expected to take place until sometime in the fourth quarter. A range of governmental filings and legal requirements must be completed before the acquisition can be consummated.

•	Despite the potential distraction this announcement may cause, our 100% focus must remain on providing exceptional patient and customer service throughout the organization. Our patients and our customers must continue to be our top priority.

•	Please avoid speculation and steer clear of rumors, particularly in your contact with our clients, suppliers, or others outside the company. Refer all media inquiries to our Chief Financial Officer, Steve Saft.

•	The most important thing each of us can do is to continue performing our duties with the professionalism, enthusiasm, and attention to quality that we have all come to expect of one another.

I want to thank every one of you for your countless contributions in building Priority Healthcare into the tremendous organization it has become. When a few of us began turning vision into reality nearly ten years ago, little did we imagine what the result might be. The opportunity to continue building on that vision will be significantly enhanced in a combination with Express Scripts. I look forward to Priority’s future with the same enthusiasm and pride that I have for the great company we have built and the leadership we have established in our industry.

Where to Find Additional Information

Priority plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its shareholders a Proxy Statement in connection with the proposed transaction. Investors are urged to carefully read the Proxy Statement and any other relevant documents filed with the SEC when they become available, because they will contain important information about Priority and the proposed merger. The Proxy Statement will be mailed to the shareholders of Priority prior to the shareholder meeting. In addition, investors and security holders will be able to obtain free copies of the Proxy Statement, when it becomes available, and other documents filed by Priority with the SEC, at the Web site maintained by the SEC at www.sec.gov. These documents may also be accessed and downloaded for free from Priority’s Web site at www.priorityhealthcare.com, or copies may be obtained, without charge, by directing a request to Chief Financial Officer, Priority Healthcare Corporation, 250 Technology Park, Lake Mary, Florida 32746, (407) 804-6700.

Participants in the Solicitation

Priority and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Priority in connection with the proposed transaction. Information regarding Priority’s directors and executive officers is contained in Priority’s proxy statement relating to its 2005 annual meeting of shareholders, which was filed with the SEC on April 8, 2005. Additional information regarding the interests of participants in the solicitation will be set forth in the Proxy Statement filed with the SEC in connection with the proposed transaction.

FAQ’s

Why has Priority Healthcare signed this acquisition agreement with Express Scripts?

As a leader in our industry, we have always strived to be responsive and innovative when meeting the needs of the 4 P’s (Patients, Physicians, Payors and Pharmaceutical Manufacturers). Over the past 24 months, we have seen many of our competitors align with large PBM’s and the industry has proven this model to be highly successful in the marketplace. We believe the proposed transaction will benefit both companies, our employees, customers and shareholders.

Tell me about Express Scripts / CuraScript

Most, if not all employees are familiar with our central-Florida based competitor, CuraScript, which in addition to its location in Orlando, has six satellite distribution pharmacies located in Hayward, California; Houston, Texas; Brewster, New York; Omaha, Nebraska and Pittsburgh, Pennsylvania. CuraScript currently employs nearly 750 team members and serves more than 800 clients.

In January of 2004, CuraScript became a wholly-owned subsidiary of Express Scripts, Inc. Express Scripts is one of America’s largest pharmacy benefit managers, providing the pharmacy benefit for millions of people nationwide through employers, managed care plans, unions and governmental entities. Headquartered in St. Louis, Missouri, Express Scripts has major administrative offices in multiple states, including Minnesota, Pennsylvania, Arizona, New Jersey and Florida, pharmacy and customer service operations in 10 states, as well as Canadian operations in Quebec and Ontario. Employing a work force of more than 11,000 people, Express Scripts ranks number 137 on the Fortune 500.

When do you anticipate the deal to close and what are the critical steps that have to take place prior to the close?

The proposed transaction requires the approval of the Department of Justice and Priority Healthcare’s shareholders. All Priority Healthcare employees who hold stock on the record date for the shareholders meeting will be entitled to vote on the transaction.

Presuming that these approvals are obtained and other standard closing conditions are satisfied, we would expect this transaction will be completed in the fourth quarter. Of course, this time frame is an estimate and is subject to variables beyond our control.

In the meantime, we will continue to operate independently as separate companies and maintain a focus on quality of care to our 4 P’s.

How does the potential acquisition impact how we conduct business during the transition period?

Between now and the closing we will continue to conduct business as we have in the past. Until closing, we are still marketplace competitors and business should be carried out with that in mind. However, there are a number of things we will not be allowed to do between the announcement and the close. Over the coming days, we will be providing additional information to our leaders regarding prohibited actions.

What are the benefits of this acquisition for our 4 P’s ?

We have forged strong working relationships with our business partners over the years. Priority Healthcare has been able to compete very effectively through our strategy of expanding the disease states we serve, offering an ever broader range of therapeutic compliance services, operating one of the most efficient distribution businesses in the market, and strategically acquiring and building a suite of high-value service offerings. In the future the market will demand an even higher level of execution from companies like ours in order to serve the expanding needs of all our constituents. Management of Priority Healthcare and Express Scripts believe that we can enhance the level of service offered to each of the 4 P’s, based on the breadth of our service offerings, and the vision for providing enhanced value throughout the specialty pharmaceutical supply chain. It is our mutual intention to maintain and strengthen our relationships with our business partners.

What should we and can we tell our customers, suppliers, patients?

The press release announcing this transaction is publicly available and contains the primary information that can and should be communicated outside the company. Beginning on the day of the announcement, each business unit within the company will be implementing formal communication with each of our key constituents to make them aware of the expected transaction. All communications regarding the pending transactions must be approved in advance. Both for your own and the company’s protection against perceived violations of the regulatory communication requirements, it is imperative that you only communicate what has been scripted. Beyond that, we will continue to operate our business and support our customers, suppliers, and patients with the same dedication and commitment to quality that we have in the past. Neither the announcement of this transaction, nor its ultimate consummation, will change that commitment.

When do we become Express Scripts employees?

Although the definitive agreement has been signed, the acquisition is not final until the transaction closes. That date is subject to change, but we currently expect it to occur sometime in the fourth quarter.

Why can’t you tell me whether or not I’ll have a job?

Without approval from the regulatory bodies and shareholders, it is not possible to speculate regarding future employment levels. During the regulatory waiting period we each have a responsibility to continue to provide exceptional service, business as usual, as well as after the deal is approved. As always, your continued employment will be based on business needs and opportunities within Priority Healthcare and Express Scripts. We fully support and believe that this acquisition and the combination of our respective capabilities and expertise will allow for continued market share growth and opportunities within the specialty pharmacy and services market, as well as expanded career opportunities for employees.

If my position is eliminated as a result of the acquisition, will Priority Healthcare’s Severance Position Elimination Plan benefits be available to me?

Express has agreed to keep the current severance plan in effect until December 31, 2005. Therefore, if your position were eliminated during this time period, you would be eligible for severance benefits. Following that date and subject to the acquisition being completed, you would fall under Express Scripts’ severance policies.

What happens to employees that are on a visa sponsored by Priority Healthcare? Will the visas be honored after the acquisition closes?

Visa applications that have already been filed will be honored by the company. All future visa applications will be subject to the regular approval process. Going forward, Express Scripts has indicated that it is committed to attracting and retaining the best talent and sponsoring visas where that is deemed appropriate.

What happens to the PTO policy and my accrued PTO balance?

During the transition period, you will be permitted to use any PTO time you have accrued, subject to approval based on business needs. You will continue to accrue at current levels throughout the transition period.

What are the employee benefits going to look like? What happens to my current benefits?

Prior to the closing, all current benefits will remain in place. Benefit details will be addressed separately, in the weeks to come, as Express Scripts will be evaluating Priority Healthcare’s benefit plans and will determine what are the best benefit plans to serve employees’ needs going forward after the closing of the transaction.

As part of the transaction, what happens to my stock options?

At the closing, all outstanding options to purchase Priority Healthcare stock shall become fully vested and represent the right to receive an amount in cash equal to $28.00 minus the exercise price of the option, multiplied by the number of shares previously subject to such stock option. Upon the closing of the transaction, all of Priority Healthcare’s stock option plans will be terminated. Option holders will receive important documentation that will describe the treatment of, and payment for, options and will provide instructions for receiving payments for their options.

What happens to my stock options if I leave before the closing date?

If an employee voluntarily leaves Priority Healthcare or is terminated for cause prior to the closing of the acquisition, that employee’s options will be cancelled at the date of the termination.

What happens to my shares of Priority Healthcare stock held in the Employee Stock Purchase Plan (ESPP)? Will the ESPP continue after closing?

No further purchases of Priority Healthcare Stock will be made under the ESPP and payroll deductions taken during the 3rd quarter to date will be refunded through payroll. Shares held in employee ESPP accounts will, at the closing, be treated the same as outstanding Priority Healthcare shares, namely, they will be converted into the right to receive $28 per share in cash. Express Scripts has agreed to permit Priority Healthcare employees who become Express Script employees after the closing to participate in Express Scripts’ employee stock purchase plan.

Where does Infusion fit in this business?

Express Scripts does not currently have a significant presence in the infusion market, but is excited about Priority Healthcare’s experience and commitment to that segment and has indicated their desire to continue investing in the expansion of this business.

Where does Distribution fit in this strategy?

Another of the attractive competencies that Express Scripts sees in Priority Healthcare is our expertise and historical success as a distributor of specialty pharmaceuticals. Express Scripts does not have a significant presence in this segment, but views distribution as highly complementary to its other offerings. As a large and growing strategic player in the pharmaceutical supply chain, Express Scripts will embrace the addition of Priority Healthcare’s specialty distribution capabilities.

Will we be able to work with the other PBM’s?

Consummation of this acquisition will certainly affect our relationships with other PBM’s. Exactly how those relationships play out over time will be discussed during the transition period.

How does Healthbridge fit?

Express Scripts views itself first and foremost as a healthcare services company. Critical competencies like those offered by Healthbridge are a natural fit in the Express Scripts portfolio of services.

Will all Priority Healthcare locations remain open after the close? Will I have to move?

Over the next few months, Express Scripts will be working with management to evaluate all operations of the business and determine what is most appropriate for the Company’s needs going forward. There have been no definitive decisions made at this time that would enable us to answer whether or not employees will have to move, now or ever. Not unlike Priority today, Express Scripts has multiple locations throughout the United States, including two Canadian operations. Their largest population of specialty pharmacy employees is located in Orlando at the new 80,000 sq. ft CuraScript facility near the airport.

What type of interaction will we have with Express Scripts prior to the close of the deal?

Over the next few months, Express Scripts will likely want to spend more time getting to know our business as well as our people. They believe that people are a critical part of making the future of the Company successful. We anticipate that senior managers will be meeting with Express Scripts in order to help them better understand the organizational structure and the roles of each group.

How and when will information be disseminated going forward?

We will pass on information when it becomes available through your managers and through a master FAQ database that will be placed on MyPHC.com. To submit questions, employees can visit the FAQ page of MyPHC.com and click on the ASK Box. Employees can also e-mail corporateHR@priorityhealthcare.com. All additions to the initial FAQ’s provided have to be filed with the SEC, and will subsequently by updated on MyPHC.com, however, there may be questions that will need to be held in queue until we have definitive answers to provide.

As we are sure you understand, there are many issues that require substantial planning that are being reviewed right now, and we want to ensure that we have thought through all of the issues before we communicate the details. So, although we may not always have an immediate response for you, we do appreciate your patience and understanding as we work to review issues and respond to your questions.

Who should I refer calls to concerning press, analyst or investment inquiries?

Please refer all such inquiries to Steve Saft, Chief Financial Officer.

Where to Find Additional Information

Priority plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its shareholders a Proxy Statement in connection with the proposed transaction. Investors are urged to carefully read the Proxy Statement and any other relevant documents filed with the SEC when they become available, because they will contain important information about Priority and the proposed merger. The Proxy Statement will be mailed to the shareholders of Priority prior to the shareholder meeting. In addition, investors and security holders will be able to obtain free copies of the Proxy Statement, when it becomes available, and other documents filed by Priority with the SEC, at the Web site maintained by the SEC at www.sec.gov. These documents may also be accessed and downloaded for free from Priority’s Web site at www.priorityhealthcare.com, or copies may be obtained, without charge, by directing a request to Chief Financial Officer, Priority Healthcare Corporation, 250 Technology Park, Lake Mary, Florida 32746, (407) 804-6700.

Participants in the Solicitation

Priority and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Priority in connection with the proposed transaction. Information regarding Priority’s directors and executive officers is contained in Priority’s proxy statement relating to its 2005 annual meeting of shareholders, which was filed with the SEC on April 8, 2005. Additional information regarding the interests of participants in the solicitation will be set forth in the Proxy Statement filed with the SEC in connection with the proposed transaction.